EXHIBIT 3.1

AMENDMENT TO ARTICLES OF INCORPORATION

OF

COOL TECHNOLOGIES, INC.

Cool Technologies, Inc., a corporation organized and existing under the laws of the State of Nevada, hereby certifies as follows:

1.	The name of the corporation is Cool Technologies, Inc. The date of filing of its original Articles of Incorporation with the Secretary of State of the State of Nevada was July 21, 2002.

2.	This Amended Articles of Incorporation amend Article II of the Articles of Incorporation of this corporation by increasing the number of authorized shares of common stock of the corporation from 350,000,000 to 500,000,000.

3.	The par value of the corporation’s common stock is $0.001.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in a case of a vote of classes or series or may be required by the provisions of the articles of incorporation in favor of the amendment, is 66 2/3%.

Signed on this 28th day of October, 2019

By
Name:	Timothy Hassett
Title:	Chairman and Chief Executive Officer